Exhibit 99.1

Filed by Orrstown Financial Services, Inc. Commission File No.: 001-34292

FOR IMMEDIATE RELEASE:

Contact:

Bradley S. Everly

SVP, Chief Financial Officer

Phone 717.530.2604

77 East King Street | Shippensburg PA

Highlights for Orrstown Financial Services, Inc.:

•	Record 2009 earnings of $13,373,000

•	Continued trend of annual dividend increases

•	Primary earnings per share increase 2.5% in 2009 vs. 2008

•	Net interest income increases 21.9% in Q4-2009 vs. Q4-2008

•	Net interest margin 3.70% in Q4-2009, 7 basis point increase vs. Q3-2009

•	Efficiency ratio improves to 53.97% in Q4-2009, 58.85% for year ended 12/31/2009

•	Ratio of non-performing loans/end of period loans of 1.18%, net charge offs/average loans of 0.11%

Orrstown Financial Services, Inc. Posts Record Earnings, Announces First Quarter Dividend

Shippensburg, PA (January 28, 2010) – Orrstown Financial Services, Inc. (NASDAQ: ORRF) is pleased to announce net operating results for the fourth quarter and the twelve months ended December 31, 2009.

Commenting on the results, Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “In 2009, we posted the strongest annual net income in bank history, an improvement of 2.1% over our 2008 mark.” Net Income at year end was $13,373,000, resulting in primary earnings per share of $2.09, a 2.5% increase over last year’s $2.04 per share. Mr. Quinn continued, “While many banks reduced or eliminated dividends this year, Orrstown Financial increased its dividend per share from $.87 last year to $.88 in 2009. The Company also demonstrated significant improvements in expense control and the generation of net interest income, reflected by an efficiency ratio of 53.97% at the end of the fourth quarter compared to 60.70% through the first nine months of the year.” For the year ended 12/31/2009 the efficiency ratio was 58.85%.

As a result of the Company’s continued growth, net interest income for the fourth quarter of 2009 was $10,257,000; an increase of 21.9% over the $8,416,000 realized during the same quarter in 2008. Non-interest income showed an increase of 31.7%, while non-interest expenses rose 9.9%. During the fourth quarter of 2009, the net interest margin remained the same at 3.70%, vs. fourth quarter 2008. This compares favorably to the 3.63% net interest margin realized during third quarter 2009. Balance sheet growth of 13.8% during the year resulted in total assets reaching $1.196 billion as of December 31, 2009. In recognition of sustained loan growth and a continuation of its historically prudent approach, the Company added $3,600,000 to its loan loss reserve in the fourth quarter. This raised the loan loss reserve to 1.26% of loans, up from 0.87% one year earlier. Commenting on the Bank’s loan portfolio Mr. Quinn stated, “Our ratio of non-performing loans to end of period loans of 1.18% and net charge offs to average loans of 0.11% are well below peers and demonstrate our continued focus on credit quality and risk mitigation.” As a result, net income for the fourth quarter 2009 decreased 2.4% to $3,014,000 from $3,087,000 during the same period last year. An increase of $982,000 in FDIC expenses in 2009, due to higher premiums and a special assessment, also impacted earnings. Mr. Quinn stated, “Despite our FDIC costs increasing from $296,000 in 2008 to $1,278,000 this year, the Company improved net income in 2009.”

The Board of Directors approved a first quarter cash dividend of $.22 per share for shareholders of record on February 12, 2010. The dividend will be paid on February 24, 2010.

A summary of financial highlights follows:

For Quarter Ended:	December 31, 2009	December 31, 2008	% Change
Net Income	$3,014,000	$3,087,000	-2.4%
Primary Earnings Per Share	$.47	$.48	-2.1%
Diluted Earnings Per Share	$.44	$.46	-4.3%
Dividends Per Share	$.22	$.22	0.0%
Return on Average Assets	1.01%	1.21%
Return on Average Equity	10.68%	12.10%
Return on Average Tangible Assets (1)	1.04%	1.25%
Return on Average Tangible Equity (1)	13.32%	15.50%
Net Interest Income	$10,257,000	8,416,000	+21.9%
Net Interest Margin	3.70%	3.70%

For Twelve Months Ended:	December 31, 2009	December 31, 2008	% Change
Net Income	$13,373,000	$13,103,000	+2.1%
Primary Earnings Per Share	$2.09	$2.04	+2.5%
Diluted Earnings Per Share	$1.98	$1.94	+2.1%
Dividends Per Share	$.88	$.87	+1.1%
Return on Average Assets	1.19%	1.38%
Return on Average Equity	12.48%	13.20%
Return on Average Tangible Assets (1)	1.23%	1.43%
Return on Average Tangible Equity (1)	15.73%	17.02%
Net Interest Income	$36,570,000	$32,905,000	+11.1%
Net Interest Margin	3.58%	3.86%

Balance Sheet Highlights:	December 31, 2009	December 31, 2008	% Change
Assets	$1,196,432,000	$1,051,783,000	+13.8%
Loans, Gross	$881,074,000	$820,468,000	+7.4%
Deposits	$915,170,000	$757,368,000	+20.8%
Equity	$110,886,000	$103,347,000	+7.3%
Tangible Equity (1)	$89,948,000	$82,161,000	+9.5%

(1)	Supplemental Reporting of Non-GAAP-based Financial Measures

Return on average tangible assets and return on average tangible equity is a non-GAAP-based financial measure calculated using non-GAAP-based amounts. The most directly comparable measure is return on average assets and return on average equity, which are calculated using GAAP-based amounts. The Company calculates the return on average tangible assets and equity by excluding the balance of intangible assets and their related amortization expense from the calculation of return on average assets and equity. Management uses the return on average tangible assets and equity to assess the Companies core operating results and believes that this is a better measure of our performance. In addition, this is consistent with the treatment by bank regulatory agencies, which excluded goodwill and other intangible assets from the calculation of risk-based capital ratios. A reconciliation of return on average assets and equity to the return on average tangible assets and equity, respectively, is set forth below.

For Quarter Ended:	December 31, 2009	December 31, 2008
Return on Average Assets (GAAP basis)	1.01%	1.21%
Effect of excluding average intangible assets and related amortization	0.03%	0.04%
Return on Average Tangible Assets	1.04%	1.25%

Return on Average Equity (GAAP basis)	10.68%	12.10%
Effect of excluding average intangible assets and related amortization	2.64%	3.40%
Return on Average Tangible Equity	13.32%	15.50%

For Twelve Months Ended:	December 31, 2009	December 31, 2008
Return on Average Assets (GAAP basis)	1.19%	1.38%
Effect of excluding average intangible assets and related amortization	0.04%	0.05%
Return on Average Tangible Assets	1.23%	1.43%

Return on Average Equity (GAAP basis)	12.48%	13.20%
Effect of excluding average intangible assets and related amortization	3.25%	3.82%
Return on Average Tangible Equity	15.73%	17.02%

With over $1 billion in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Capital Market under the symbol ORRF.

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

# # #